Exhibit 10.1

AMENDED AND RESTATED
FIRST AMENDMENT TO
AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
AND 8% SENIOR SECURED NOTES

THIS AMENDED AND RESTATED FIRST AMENDMENT TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT AND 8% SENIOR SECURED NOTES, dated as of October 20, 2008 (this “Amendment”), is by and between Integrated BioPharma, Inc., a Delaware corporation (the “Company”), and each of the investors whose names appear on the signature pages hereof. Such investors are each referred to herein as an “Investor” and, collectively, as the “Investors”.

A.     The Company and the Investors are party to the Amended and Restated Securities Purchase Agreement, dated as of February 21, 2008 (the “Securities Purchase Agreement”), pursuant to which the Company sold its 8% Senior Secured Notes (the “Notes”) and certain other securities.

B.     The Company has requested that the maturity date of the Notes be extended to November 15, 2009 and that Section 5.7 of the Securities Purchase Agreement be deleted. The Investors are willing to grant the foregoing request in consideration for (i) a 11.5% premium on the principal on and certain other amounts payable under the Notes, (ii) certain new covenants applicable to the Company, (iii) Warrants exercisable for an aggregate of 500,000 shares of the Company’s Common Stock at a per share exercise price of $0.80, and (iv) the registration of the resale of the shares of the Company’s Common Stock for which such Warrants are exercisable.

C.     The Company and the Investors entered into the First Amendment to Amended and Restated Securities Purchase Agreement and 8% Senior Secured Notes, dated as of October 14, 2008 (the “Original Amendment”), to effectuate the transactions contemplated by the foregoing recital.

D.     The Investors have requested an amendment to the Original Amendment, and the Company has agreed to enter into such amendment.

E.     The Investors hold all of the outstanding Notes, and as such, have the authority to amend and restate the Original Amendment together with the Company as contemplated by the foregoing recital and reflected herein.

     In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree that the Original Amendment is hereby amended and restated to read in its entirety as follows:

1.     AMENDMENTS.

     1.1     Extension of Maturity Date. As used in the Notes and any other Transaction Document, the term “Maturity Date” shall mean November 15, 2009.

     1.2     Premium upon Repayment of Notes. At any time when all or any portion of the principal of a Note is due and payable by the Company, whether at maturity, through acceleration, by prepayment or otherwise, the amount payable by the Company to the holder of such Note shall be equal to the sum of (i) all accrued and unpaid Interest on such Note (as defined in the Notes and specifically excluding default interest) plus (ii) 111.5% of the sum of (x) the amount of principal that is then due and payable under such Note plus (y) all accrued and unpaid default interest (if any) on such Note plus (z) all other fees and expenses (if any) payable by the Company to the holder of such Note under any of the Transaction Documents (as defined in the Securities Purchase Agreement). This Section 1.2 amends and supersedes the provisions contained in any of the Transaction Documents (including Sections 2(c), 3 and 4 under the Notes) to the extent such provisions pertain to the amount that the Company is required to repay under the Notes.

     1.3     Deletion of Section 5.7 in the Securities Purchase Agreement. Section 5.7 of the Securities Purchase Agreement is hereby deleted in its entirety, and is of no force or effect.

     1.4     New Tangible Net Worth Covenant. A new Section 5.14 is hereby added to the Securities Purchase Agreement, and such new section shall read in its entirety as follows:

     “Section 5.14     Tangible Net Worth. During the period beginning on October 14, 2008 and ending on the Termination Date, the Company shall maintain (a) a Tangible Net Worth greater than $5,000,000 and (b) Consolidated Net Tangible Assets greater than $17,500,000. As used herein, the following terms shall have the respective meanings indicated:

“Accounts Receivable” means, as to any Person at any time of determination, 97% of all accounts receivable of such Person.

“Consolidated Liabilities” means, at any time of determination, the total Liabilities of the Company and its Subsidiaries at such time, without duplication.

“Consolidated Net Tangible Assets” means, at any time of determination, the total Net Tangible Assets of the Company and its Subsidiaries at such time, without duplication.

“Liabilities” means, as to any Person at any time of determination, all (i) Debt (including the Notes and other Permitted Debt) of such Person, provided that with respect to any revolving credit line facility of such Person, only (x) that portion of such facility that has actually been drawn under such facility at such time plus (y) any additional amount that such Person is obligated to draw pursuant to the terms of such facility at any time on or after such time, shall be included as a Liability of such Person,

            (ii) all accounts payable (including all trade payables), (iii) accrued expenses and other current liabilities, and (iv) deferred taxes and other non-cash liabilities.

“Net Tangible Assets” means, as to any Person at any time of determination, the aggregate value of (i) all cash and cash equivalents of such Person; (ii) all Accounts Receivable of such Person, (iii) all inventory of such Person, valued at the lesser of cost and net realizable value thereof; and (iv) all real and personal property and equipment of such Person net of depreciation. For the avoidance of doubt, “Net Tangible Assets” does not include goodwill or any other intangible assets.

“Tangible Net Worth” means, at any time of determination, the Consolidated Tangible Net Assets minus the Consolidated Liabilities at such time.

In furtherance of the foregoing financial covenant, the Company shall, on or prior to the 30th day following each fiscal quarter following October 14, 2008 (or, if such fiscal quarter is the Company’s fourth fiscal quarter, then on or prior to the 45th day following such fiscal quarter), deliver to each Holder a certificate certified by the Chief Financial Officer of the Company certifying (i) that as of the last day of such fiscal period, the Company was, to such officer’s knowledge, in compliance with the foregoing financial covenant and (ii) the actual Tangible Net Worth and Consolidated Net Tangible Assets as of the last day of such fiscal quarter.

1.5     New Audit Right Covenant. A new Section 5.15 is hereby added to the Securities Purchase Agreement, and such new section shall read in its entirety as follows:

“5.15     Audit Rights. The Company agrees that, during the period beginning on October 14, 2008 and ending on the Termination Date, the Company shall (i) permit Imperium and its officers, employees, accountants and its other representatives to have reasonable access during normal business hours (and upon reasonable notice) to the Company’s books and records, and (ii) furnish to Imperium and its representatives such financial and operating data and other information in the Company’s possession or control with respect to the Company’s business as Imperium shall from time to time reasonably request. In making any inspection hereunder, Imperium will not reveal or disclose any information obtained by it hereunder, except (a) to its accountants and other representatives in connection with an audit of the Company’s financial books and records, or (b) as required by Governmental Requirements.

1.6     OTC Bulletin Board. Section 5.3(g) of the Securities Purchase Agreement is hereby amended by inserting “the OTC Bulletin Board” after “the American Stock Exchange” and before “or such other exchange”.

2.     NEW WARRANTS; REGISTRATION RIGHTS.

Concurrently with the execution of this Amendment, (i) the Company shall issue and deliver to each Investor a Warrant, in the form attached hereto as Exhibit A (the “Warrants”),

exercisable for the number of shares of the Company’s Common Stock set forth beneath such Investor’s signature to this Amendment, and (ii) the Company and the Investors shall enter into a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), with respect to the registration of the resale of the shares of the Company’s Common Stock for which the Warrants are exercisable.

3.      REPRESENTATIONS AND WARRANTIES.

3.1     Investors. Each Investor hereby severally and not jointly represents and warrants to the Company as of the date hereof as follows:

(a)     such Investor has the requisite power and authority to execute, deliver and perform this Amendment; and

(b)     this Amendment constitutes such Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (y) general principles of equity.

3.2     The Company. The Company hereby represents and warrants to each Investor as of the hereof as follows:

(a)	the Company is duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)

the Company has the requisite corporate power and authority to execute, deliver and perform this Amendment, the Warrants and the Registration Rights Agreement (collectively, the “Amendment Documents”);

(c)

all corporate action on the part of the Company and by its officers and directors necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, the Amendment Documents have been taken, and no further consent or authorization of any other party is required;

(d)

the Amendment Documents constitute the Company’s valid and legally binding obligations, enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity; and

(e)

the execution, delivery and performance of the Amendment Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of any provisions of any of the Company’s organizational documents or in a default under any provision of any instrument or contract to which the Company is a party or by which any of its assets are bound, or in violation of any provision of any Governmental Requirement (as defined in the Securities Purchase Agreement) applicable to the Company.

4.     MISCELLANEOUS.

     4.1     Entire Agreement; Amendments. This Amendment constitutes the entire agreement between the parties with regard to the subject matter hereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. Neither this Amendment nor any term hereof may be amended or waived except pursuant to a written instrument executed by the Company and by the holders of the Notes holding a majority of the outstanding principal of the Notes. Any waiver granted hereunder shall be effective only in the specific instance and for the specific purpose for which given.

     4.2     Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

     4.3     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     4.4     Effect on Transaction Documents. Except as expressly set forth in this Amendment, none of the Investors is amending or waiving any of its rights under the Notes or any other Transaction Documents. For the avoidance of doubt, from and after the date hereof, this Amendment, the Warrants and the Registration Rights Agreement shall be deemed to be a part of the “Transaction Documents”, as such term is defined in the Securities Purchase Agreement.

     4.6     Expenses. The Company shall, concurrently with the execution of this Amendment, reimburse Imperium Advisers, LLC $7,500 for its out-of-pocket expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the preparation, negotiation and execution of the Amendment Documents.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Amendment as of the date set forth in the first paragraph hereof.

INTEGRATED BIOPHARMA, INC.

By:     /s/ Christina Kay

          Christina Kay
          Executive Vice President

IMPERIUM MASTER FUND, LTD.

By:     /s/ Maurice Hryshko, Esq.
          Maurice Hryshko, Esq.
          General Counsel

          Warrants:     366,050

JOHN MICHAELSON

By:     /s/ John Michaelson

          John Michaelson

          Warrants:     53,550

JED FAMILY TRUST

By:      /s/ Jeff Devers.

          Jeff Devers.
          Trustee

          Warrants:     71,450

MARK AIN

By:     /s/ Mark Ain

          Mark Ain

          Warrants:     8,950